UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  August 11, 2021

MODULAR MEDICAL, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-49671	87-0620495
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

16772 W. Bernardo Drive, San Diego, California	92127
(Address of principal executive offices)	(Zip Code)

858-800-3500

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2 ).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of Directors or Certain Officers

Effective August 11, 2021, Paul DiPerna resigned as chief executive officer of Modular Medical, Inc. (the “Company”). Mr. DiPerna continues to serve as chairman of the Company’s board of directors (the “Board”), and as president, chief financial officer and secretary of the Company.

Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective August 11, 2021, the Board appointed Ellen O’Connor Vos, a member of the Board since May 18, 2021, as chief executive officer of the Company. Ms. Vos, who is 65, has served as a member of VosHealth LLC since November 2020. Prior to such time, she served as president and chief executive officer of the Muscular Dystrophy Association from October 2017 to November 2020 and chief executive officer of ghg | greyhealth group from 1996 to 2017. Ms. Vos has been a champion of using digital capabilities to improve public health. She serves on the board of OptimizeRX Corporation, a publicly-traded digital health company, and the Jed Foundation, a leading nonprofit dedicated to protecting the emotional health of college students, and was a founding board member of MMRF, a pioneering cancer research foundation. Ms. Vos holds a B.S. in nursing from Alfred University.

On August 11, 2021, the Company entered into a two year employment agreement (the “Agreement”) with Ms. Vos for her service as chief executive officer, which renews for one-year terms, unless either party provides the other with 90 day prior written notice of termination. The Agreement provides that Ms. Vos will be entitled to total base compensation of $300,000 annually, as follows: a cash salary of $250,000 per year (the “Cash Salary”), plus deferred salary of $50,000 per year (the “Deferred Salary” and, together with the Cash Salary, the “Base Compensation”). The Deferred Salary accrues monthly, is fully vested and nonforfeitable, and is payable in full in cash upon the earliest of: (i) the last day of Ms. Vos’ employment with the Company or (ii) a “change of control,” as defined and determined in accordance with the Agreement. Notwithstanding the foregoing, upon occurrence of a change of control, or the registration of the Company’s common stock on a national or international stock exchange, Ms. Vos’ Cash Salary shall be increased to at least $300,000 and no portion thereof shall be deferred. Ms. Vos will also be eligible to receive an annual performance bonus of $300,000, upon achievement of certain agreed upon goals, as determined by Ms. Vos and the Board, and will be reimbursed by the Company for up to $30,000 per year for travel and temporary living expenses in San Diego County, California.

Pursuant to the Agreement, the Company granted Ms. Vos an option to purchase 1,087,354 shares (“Option Shares”) of the Company’s common stock (the “Option”), at an exercise price of $4.06 per share, the closing price of the Company’s common stock on the OTCQB Market on August 10, 2021. Twenty percent of the Option Shares vest after six months with the remaining Option Shares vesting in equal monthly amounts over the next 42 months.

Except for a termination for “cause,” in the event of Ms. Vos’ termination by the Company without cause or Ms. Vos’ termination for “good reason” within six months before or 12 months after a change of control, Ms. Vos shall be entitled to a lump sum cash severance payment equal to: i) two times Ms. Vos’ then-current Base Compensation, ii) any Base Compensation and bonus earned but not already paid; iii) reimbursement for 12 months for the continuation of healthcare insurance coverage; and iv) accelerated vesting of all unvested Option Shares.

Pursuant to the Agreement, Ms. Vos is subject to certain restrictions relating to Company confidential information, employees, customers and suppliers.

Since the beginning of the Company’s last fiscal year through the present, there have been no transactions with the Company, and there are currently no proposed transactions with the Company, in which the amount involved exceeds $120,000, and in which Ms. Vos had, or will have, a direct or indirect material interest within the meaning of Item 404(a) of Regulation S-K. No arrangement or understanding exists between Ms. Vos and any other person pursuant to which Ms. Vos was appointed an officer of the Company.

Item 8.01.	Other Events.

Other

On August 16, 2021, the Company issued a press release announcing the appointment of Ms. Vos as the Company’s chief executive officer, as described in Item 5.02 above. A copy of the press release is furnished as Exhibit 99.1 hereto.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits:

Exhibit No.	Description
10.27	Employment Agreement between the Company and Ellen O’Connor Vos dated August 11, 2021

99.1	Press Release by Modular Medical, Inc. dated August 16, 2021

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Modular Medical, Inc.

Date: August 16, 2021	/s/ Paul DiPerna
President, Chief Financial Officer, Secretary and Treasurer